Exhibit 99.(e)(6)

FORM OF AMENDED AND RESTATED SCHEDULE A

THIS AMENDED SCHEDULE A, dated as of November 30th, 2009, is Schedule A to that certain Underwriting Agreement dated as of December 31, 2000, as amended (the “Agreement”), between PFPC Distributors, Inc. and Matthews International Funds.

SCHEDULE A IDENTIFICATION OF SERIES

Below are listed the series and classes of shares which services under this Agreement are to be performed as of the effective date of this Agreement.

Matthews Asia Pacific Fund

Matthews Asia Dividend Fund

Matthews Pacific Tiger Fund

Matthews Asian Growth and Income Fund

Matthews Asian Technology Fund

Matthews China Fund

Matthews India Fund

Matthews Japan Fund

Matthews Korea Fund

Matthews Asia Small Companies Fund

Matthews China Dividend Fund

This Schedule A may be amended from time to time by agreement of the parties.

PFPC DISTRIBUTORS, INC.

By:

Name:

Title:

MATTHEWS INTERNATIONAL FUNDS

By:

Name:

Title: